Exhibit 99.1
ProCentury Corporation Reports 2006 Third Quarter Results
COLUMBUS, Ohio, November 1, 2006 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, reported net income for the three months ended September 30, 2006 of $5.1 million, or $0.39 per diluted share, compared to a net loss of $1.8 million, or $0.14 per diluted share, for the same period in 2005. Net income for the nine months ended September 30, 2006 was $14.8 million, or $1.11 per diluted share, compared to net income of $5.3 million, or $0.40 per diluted share, for the nine months ended September 30, 2005.
Highlights for the quarter ended September 30, 2006 include:
•	Net income of $0.39 per diluted share;

•	Book value per share of $10.33 at September 30, 2006 compared to $9.17 at December 31, 2005;

•	An increase in gross written premium of 29.6% for the third quarter of 2006 compared to the third quarter of 2005; and

•	A combined ratio of 94.7%.
Edward Feighan, ProCentury’s Chief Executive Officer said, “We are pleased with our performance through the third quarter of 2006, as we continue to successfully launch competitive new products and programs to serve our specialty lines constituents. More importantly, we are encouraged by the consistency of our underwriting results. It is also particularly gratifying to have Century Online, our web-based agency rating and quoting portal, be recognized as an A.M. Best E-Fusion Award finalist. Century Online has been, and we expect will continue to be, a critical element of our approach to the market, and our ability to provide high levels of service to our agency partners.”
Results for the Third Quarter 2006
For the third quarter ended September 30, 2006, ProCentury’s net income was $5.1 million, or $0.39 per diluted share, compared to a net loss of $1.8 million, or $0.14 per diluted share for the same period in 2005. The results from the third quarter of 2005 include a $6.0 million after-tax loss, an impact of $0.46 per diluted share, attributable to hurricanes Katrina and Rita.
The combined ratio was 94.7% for the third quarter of 2006 compared to 113.9% for the third quarter of 2005. The third quarter 2006 combined ratio includes a loss ratio of 62.1% and an expense ratio of 32.6%. This compares to a loss ratio of 81.0% and expense ratio of 32.9% for the third quarter of 2005. For the third quarter of 2005, hurricanes Katrina and Rita impacted the loss and expense ratios by 20.2% and 0.4%, respectively.
Gross premiums written for the second quarter of 2006 increased by 29.6% to $69.3 million compared to $53.5 million for the same period in 2005. Premiums earned were $55.4 million in the third quarter of 2006, an increase of 23.3% compared to $44.9 million in the third quarter of 2005. Investment income for the second quarter of 2006 increased by 29.3% to $5.0 million compared to $3.9 million in the second quarter of 2005.
Results for the Nine Months Ended September 30, 2006
For the nine months ended September 30, 2006, ProCentury’s net income was $14.8 million, or $1.11 per diluted share, compared to net income of $5.3 million or, $0.40 per diluted share, for the same period in 2005. Net income for the nine months ended September 30, 2005 includes a $6.0 million after-tax impact attributable to hurricanes Katrina and Rita.
The combined ratio was 94.5% for the first nine months of 2006 compared to 101.4% for the same period in 2005. The 2006 combined ratio for the first nine months of the year consists of a loss ratio of 62.0% and an expense ratio of 32.5%. These compare to a loss ratio of 68.5% and an expense ratio of 32.9% for the same period in 2005, which include loss ratio and expense ratio impacts from hurricanes Katrina and Rita of 7.0% and 0.1%, respectively.
For the nine months ended September 30, 2006, gross premiums written were $193.0 million, an increase of 23.4% from $156.4 million for the same period in 2005. Premiums earned were $157.0 million for the first nine months of 2006, up 21.2% compared to $129.5 million for the same period last year. Investment income for the nine months ended September 30, 2006 was $14.1 million, an increase of 34.2% from $10.5 million reported for the first nine months of 2005.
Future Outlook
The following forward-looking statement is based on current expectations and actual results may differ materially as explained more completely in the note on forward-looking statements below.
The Company is increasing its range of expectations related to growth in gross written premiums for the year ended December 31, 2006. The Company expects gross written premium growth in the range of 17% to 20%. This is an increase from a range of 15% to 17% previously communicated by the Company.
Other ProCentury News
—	In August, the Company launched a new line of business to serve the needs of the smaller wet marine market.

—	On September 20, 2006, ProCentury paid a dividend of $0.04 per share to shareholders of record as of August 30, 2006. This was an increase of one-half cent compared to the dividend paid in June of 2006.

—	Century Online, the Company’s web-based, online agency rating and quoting portal was a finalist for the A.M. Best E-Fusion Award in the Agent / Broker Management category. The A.M. Best E-Fusion Awards highlight outstanding, resourceful use of technology as applied to business strategy in the insurance industry.
Conference Call
ProCentury’s 2006 third quarter results will be discussed by management in more detail on Thursday, November 2, 2006 at 10:00 a.m. EST.
To listen to the call, please dial 1-877-407-0782, approximately five minutes prior to the start of the call. Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Company’s website at http://www.procentury.com. For those who cannot listen to the live conference call, a replay will be available from approximately 1:00 p.m. EST on November 2, 2006 until midnight on November 9, 2006. The access number for the replay is 1-877-660-6853. The account number is 286 and the conference ID is 217893. The replay will also be accessible through the company’s website at http://www.procentury.com.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its primary subsidiary, Century Surety Company, underwrites property and casualty insurance for small- and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
NOTE ON FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical statements are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiary; 3) uncertainties related to governmental and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; 6) the risk that our reinsurers may not be able to fulfill their obligations to us; and 7) the continued functionality of our online services. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except per share data)

	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Gross premiums written	$69,303	$53,484	$193,012	$156,389
Net premiums written	60,665	45,781	169,586	136,424
Premiums earned	55,425	44,934	156,992	129,479
Net investment income	4,999	3,866	14,114	10,520
Net realized investment losses	4	(66)	(37)	(219)

Total revenues	60,428	48,734	171,069	139,780

Losses and loss expenses	34,393	36,410	97,407	88,724
Amortization of deferred policy acquisition costs	14,440	10,941	39,402	31,496
Other operating expenses	3,618	3,821	11,616	10,360
Severance expense	—	—	—	793
Interest expense	608	483	1,718	1,359

Total expenses	53,059	51,655	150,134	132,732

Income before income taxes	7,369	(2,921)	20,926	7,048
Income tax expense	2,236	(1,128)	6,168	1,763

Net income	$5,133	(1,793)	14,758	5,285

Net income per share:
Basic	$0.39	(0.14)	1.13	0.40

Diluted	$0.39	(0.14)	1.11	0.40

Weighted average of shares outstanding — basic	13,133,711	13,064,909	13,116,317	13,054,764

Weighted average of shares outstanding — diluted	13,270,589	13,124,487	13,239,563	13,126,632

Loss and loss expense ratio	62.1%	81.0%	62.0%	68.5%
Expense ratio	32.6%	32.9%	32.5%	32.9%

Combined ratio	94.7%	113.9%	94.5%	101.4%

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	(Unaudited)
Assets	September 30, 2006	December 31, 2005

Investments	$413,606	360,782
Cash	8,383	5,628
Premiums in course of collection, net	18,573	14,849
Deferred policy acquisition costs	23,477	20,649
Prepaid reinsurance premiums	10,991	10,989
Reinsurance recoverable on paid and unpaid losses, net	45,935	43,870
Other assets	19,669	17,378

Total assets	$540,634	474,145

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$240,919	211,647
Unearned premiums	108,226	95,631
Long term debt	25,000	25,000
Other liabilities	29,584	20,664

Total liabilities	403,729	352,942

Shareholders’ equity:
Capital stock, without par value	—	—
Additional paid-in capital	100,593	100,202
Retained earnings	38,215	24,846
Unearned share compensation	—	(695)
Accumulated other comprehensive loss, net of taxes	(1,903)	(3,150)

Total shareholders’ equity	136,905	121,203

Total liabilities and shareholders’ equity	$540,634	474,145

Book value per share	$10.33	9.17

Number of common shares outstanding	13,248,323	13,211,019

Source: ProCentury
Contact: Jeffrey Racz, 614-823-6302